EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-188523) of PostRock Energy Corporation of our report dated June 30, 2014 with respect to the financial statements and supplemental schedule of PostRock Energy Services Corporation’s 401(k) Profit Sharing Plan as of December 31, 2013 and 2012, and for the year ended December 31, 2013, which appears in the Annual Report on Form 11-K of PostRock Energy Services Corporation’s 401(k) Profit Sharing Plan for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas

June 30, 2014